EXHIBIT 99.1
ITC HOLDINGS CORP.
Moderator: Don Hourican
November 2, 2005
10:00 a.m. CT
Operator: Good day and welcome to this ITC Holdings Corporation third quarter conference call and Web cast. Today’s conference is being recorded.
          At this time for opening remarks and introductions, I would like to turn the call over to Don Hourican. Please go ahead.
Don Hourican: Good morning and thank you all for joining us today for ITC Holdings’ first earnings conference call.
Today, we will be discussing our results for the third quarter of 2005. Joining me on today’s call is Joseph Welch, President and CEO, and Edward Rahill, our Chief Financial Officer.
We will be giving prepared remarks now, after which we will open the lines to answer your questions.
Yesterday afternoon, we issued a press release summarizing our results. Tomorrow, we will file a 10-Q report with the Securities and Exchange Commission.
The following is the Safe Harbor statement.

Certain statements made during today’s call that are not historical facts, such as those regarding our future plans, objectives and expected performance, are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our outlook only as of today. While we believe that these statements and their underlying assumptions are reasonable, investors should know that actual results may differ from our projections and expectations because they are based on current facts and are subject to risks and uncertainties.
A discussion of the risks inherent in our business that can cause these differences may be found in certain documents filed with the SEC, such as: our prospectus filed on July 26, 2005; our second quarter 10-Q, filed on August 25, 2005; our third quarter 10-Q, to be filed tomorrow; and yesterday’s earnings press release. You should consider these factors when considering our forward-looking statements. We disclaim any obligation to update or alter our forward-looking statements, except as required by law.
With that out of the way, I’ll now turn the call over to Joe.
Joseph Welch: Thanks, Don, and good morning and thank you all for joining us today for ITC Holdings’ conference call to discuss our results for the third quarter of 2005.
Before I get started, I’d like to underscore the main theme of our business: due to our status as an independent transmission company, and with our regulatory constructs, our interests are completely aligned with those of customers and shareholders. In other words, we are incented to do the right thing. Our independence ensures that we have no conflicts of interest and therefore are incented to invest in reliability through our capital program, which in turn provides value to the end-use customers and our shareholders.

If you have had a chance to read our press release, then you’ll know that for the third quarter ending September 30th, we reported net income of $13.5 million and earnings per diluted share of 40 cents. This compares with net income of $5.8 million or 19 cents of earnings per diluted share for the same period in 2004.
This is the best performance for any quarter we’ve ever had since the divestiture. We’re delighted with the results that we’re reporting today, and Ed will be taking you through the details shortly. Before we do so, I have several items that I’d like to cover.
First, let me take this opportunity to welcome you all to ITC’s first ever quarterly earnings conference call, following our recent IPO in July. As you may know, ITC began trading on the New York Stock Exchange in late July after an initial public offering. As part of our celebration, we rang the opening bell at the New York Stock Exchange on September 23rd. This day was not only a milestone for the company and its employees, but for the energy industry as well.
Now, since this is our first call, I’d like to spend a few minutes talking to you about who we are and how we define success.
For those of you who may be new to our story, our principal operating subsidiary, International Transmission Company, became the first independently owned and operated electric transmission company in the United States. International Transmission owns, manages and maintains the high voltage transmission infrastructure in the southeast Michigan area, which includes the City of Detroit. The International Transmission system serves an area with a population that’s now estimated to be about 4.9 million and is comprised of 13 southeastern Michigan counties.
Our business operations include the maintenance, improvement and expansion of our transmission system to meet our customers’ ongoing needs. We schedule outages to allow for maintenance and construction, and we work to balance electricity generation and demand, maintaining appropriate system voltages and monitoring flows to make sure physical limits are not exceeded.
In our unique position, we have the opportunity in the fact that investments in electricity transmission systems have in general been in decline for the past 25 years, and the result has been a grid system that is badly in need of upgrading.
The Federal Energy Regulatory Commission, or FERC, has recognized the need to upgrade the system, and is actively promoting the standalone transmission company concept as a favored model for facilitating these needed upgrades.
As the nation’s first fully independent transmission company, and with the considerably higher barriers to entry, we are ideally situated to make the needed investments in transmission infrastructure that this country needs to improve reliability to all customers of the grid.
Let me present to you what this means to our system from the investment standpoint. Up until the time International Transmission was acquired in February 2003, the capital spend rate had been running for at least the previous 10 years at about $10 million per year. With a depreciation rate of about $25 million per year, that meant that the system was relying more and more on worn, outdated equipment.
Once we acquired International Transmission, the story changed. In the 10 months we owned the system in 2003, we were able to make $41 million in capital investments. For 2004, we boosted that to $81.5 million. This year, we see ourselves on target to make $110 million in plant additions, which is $10 million more than our previous forecast. For 2006, we anticipate making at least $110 million in plant additions.

Based on our planning studies, we see needs to spend approximately $600 million over the next five to seven years, beginning in 2005, to rebuild the existing transmission property, plant and equipment. There may be additional investment of up to $400 million over the same period to upgrade and reconfigure the system to reduce congestion to take into account the changes in demographics in southeast Michigan that have impacted the transmission load, and to recognize the changing role that transmission plays in meeting the needs of the wholesale marketplace. There may be an additional $100 million of spending to relieve congestion in the transmission system in Southeast Michigan. Because of overlapping benefits of these projects, the total of the spending is expected to be about $1 billion. This additional investment also may be needed to accommodate either the siting of new generation or to increase import capacity in response to expected growth in peak electric demand.
The ability to make these kinds of investments to reduce congestion, improve reliability and lower the total cost of delivered energy, coupled with our singular focus on transmission, uniquely positions us in the marketplace.
International Transmission is approved to use the annual formula rate-setting mechanism known as “Attachment O.” Under Attachment O, the International Transmission rate changes each year to account for changes due to investments, load and other expenses, without having to go through the complete rate-making process.
Attachment O smoothes out the effects of short-term variations in load and expenses by adjusting rates in the following year and to help us generate more predictable revenues and net income in the long run. Having the Attachment O mechanism also enables us to better manage our maintenance program. For example, our higher load and revenues this year gave us the flexibility to pull forward some of our maintenance initiatives. Now, if the weather is cooler next year, we can pull back on discretionary expenses like this, while still keeping our long-term maintenance goals in an acceptable range.

So, I’m pleased to report that ITC’s holdings continued to build on its twin goals of generating predictable revenues and income. Our results are a reflection not only of a favorable rate-setting mechanism, but our commitment to prudently allocate capital and controlling expenses. Where we create value for customers and shareholders is through the continuing prudent development of capital to strengthen the transmission infrastructure.
Let me now expand on some of the particulars of our operations and maintenance program. In 2005 we have stepped up our vegetation management so that 100 percent of our system’s cutting is complete. As you may recall, failure to manage vegetation in northern Ohio was the precipitating event of the blackout of 2003. Our tower painting is back on a normal schedule, having caught up from just a couple of years ago, where we were 12 years behind. My staff tells me that over the past 18 months, the rate of our reactive calls has dropped from one to two per day, to one to two per week, meaning our programs are paying off, and our people now worry less about emergencies. And I am especially proud of the fact that we have not had one voltage sag in this year of record demand, despite exceeding monthly record demand seven times and breaking the all-time peak demand four times.
I’d like to talk a little bit about the success we’ve had with our transmission projects. One good example is the one that we recently completed on an interface we share with the Michigan Electric Transmission Company, or METC. This project was accomplished in a short time following the project’s identification, was in service in time for the 2005 peak load season, and increased transmission capacity from western to southeastern Michigan by 1,000 megawatts. During peak usage this summer, 700 megawatts of this capacity was being used. This was 700 megawatts of power that helped southeast Michigan avoid curtailment, and brought lower-cost power into the area.

I’m so proud to mention that International Transmission has been named as a finalist in two categories of Platt’s seventh annual global energy awards, considered by the industry as the energy ‘Oscars.’ The categories for which we were nominated this year are Rising Star and Power Company of the Year. This is the second year in a row we’ve been nominated for an award, and is a strong indication of our leadership ability.
With that, I’ll turn the call over to Ed, who will take you through the third quarter financials, as well as some indications on expected performance for this year, and some revenue indications for 2006. Ed?
Edward Rahill: Thank you, Joe.
As Joe mentioned, for the third quarter ending September 30th, we are reporting a net income of $13.5 million, and earnings per share, diluted share, of 40 cents. This compares with net income of $5.8 million, or 19 cents earnings per diluted share for the same period of 2004. Let me explain how we achieve this performance comparison to the same quarter last year.
First, revenues increased by 73 percent to $66 million for the third quarter. The $28 million increase in revenues was driven primarily by four factors:
♦	first, the expiration of a rate freeze on December 31, 2004, which in itself is worth approximately $18 million;

♦	in addition, there was an expiration of the requirement to refund point-to-point as of December 31st, directed to Detroit Edison and other customers, which was worth approximately $3 million;

♦	higher load, due mainly to a hotter summer, has resulted in, we believe, $3 million of additional revenue;

♦ and the elimination of a discount for the use of the Michigan-Ontario interface has meant an additional $2.5 million.
On the expense side, operation and maintenance expenses, or O&M, was higher by $8.2 million compared to the third quarter last year. As Joe mentioned, in light of the higher revenues we experienced this summer, we elected to pull forward some of our planned strategic maintenance activities, such as tower painting, vegetation management and structural maintenance.
Also for the quarter, general and administrative expenses, or G&A, was up about $2.1 million. This is primarily due to SOX — Sarbanes-Oxley compliance efforts, higher insurance premiums and higher compensation and benefits to additional personnel additions.
On property taxes, we experienced a reduction in property taxes, approximately about $2.8 million, mainly because of a favorable settlement of 2004 property tax claims, and another $1 million because we are using now an approved, lower valuation rate than we did in 2004.
Depreciation and amortization expense, or D&A, was higher by just under a million, due to a higher level of plant on the balance sheet.
Finally, for the quarter, we declared our first regular quarterly dividend of 26.25 cents per share on August 16th, payable on September 16th, to the shareholders of record as of August 30th.
Looking at the nine months ending September 30th, we reported net income of $33 million and earnings per diluted share of approximately $1.03. This compares to a net income of $4.3 million or 14 cents of earnings per diluted share in the same period of 2004.
Revenues for this period increased by 63 percent to $159 million. Again, $61 million increase in revenues was again driven by the four factors mentioned earlier, primarily $44 million of that being the ending the rate freeze and the remaining due to increased point-to-point and hotter weather conditions.
For the three quarters ending September 30th, O&M was higher by about $12.4 million, mainly from our decision to pull forward the strategic maintenance activities, such as tower painting and vegetation management we discussed a moment ago.
G&A expenses were actually down for nine months by about $800,000, despite increases in expenses mentioned earlier, because of such offsets as
♦ capitalizing G&A, which began in July 2004. This lowered G&A for the nine months by $1.9 million; and.

♦ the losses related to the Conjunction venture, which we completed in 2004 and had about $2.4 million in developmental costs, which we are not experiencing this year.
Property taxes again are lower by $2.8 million, due to the settlement, and another $3 million because of the approved rates and lower valuations for the nine months.
And D&A is higher by $2.8 million, again, due to a higher level of plant.
One significant item in the third quarter that we do not expect to have again is a $6.7 million charge to terminate some management agreements. More details about these agreements may be found in our 10-Q filing .
Finally, through September 30th, we have invested $88.2 million in property, plant and equipment. As discussed earlier, we expect capex for 2005 to be in the $110 million range, with additions to rate base to be approximately $103 to $105 million before depreciation.
I would like to take a moment to give you a preview of what to expect for the rest of 2005.

Given what we know about the load being higher in October than it was last year, and our higher network rate than last year, we expect network loads to be in the range of 109,000 to 111,000 megawatthours for the year. This will result in revenues to come in at the $174-177 million range, or about $60-63 million over last year. Those are network revenues.
Other revenues should come in at about $28-30 million or about $16-18 million over ’04.
O&M is projected between $44 and $46 million, or about $20-22 million over ’04, and total G&A is expected to be between $26 to $28 million. These costs do not reflect a full year of staffing, the SOX efforts and additional G&A to support operations, maintenance and capital programs. We’ll discuss that in a moment when we talk about ’06.
Overall, we expect earnings per diluted share should come in a range of $1.06-1.10, depending on load for the remaining two months, versus about eight cents per share last year.
As for 2006, we’d like to share a few thoughts with you about next year’s revenue and expenses.
Please remember International Transmission operates under Attachment O, an annual rate-setting mechanism which calculates next year’s rates based on this year’s revenue requirements and this year’s load. Because 2005 was an exceptionally warm year and generated record demand on our system this summer, 2005 revenues were significantly up over what we would call a weather normal year. As of now, we believe a weather normal year should have a megawatt load in the range of 105,000 to 107,000. When you do your projections for ’06, please keep this in mind. Again, I would just like to stipulate we are not forecasting what’s going to happen next year. We want to give you a reference point.

Also, 2005 was a year where we experienced higher point-to-point revenues. In 2006, a number of special rates will be eliminated, resulting in lower point-to-point revenues. As a result, we expect 2006 point-to-point revenues to be approximately $5 to $7 million less than we’re going to experience in 2005.
Finally, as we mentioned earlier, because of the warmer than normal weather and other one-time revenues received in ’05, we have elected to accelerate planned maintenance from future years into 2005. While we are still finalizing our 2005 maintenance work plan and budget, in 2006 we expect O&M to be at least $15 million lower than the 2005 levels given a weather normalized environment. As for other expenses in G&A, property taxes are expected to be in the $18-21 million range and International Transmission will be paying for the first time a full year of MSBT taxes of $2-3 million. The reason we are experiencing that is due to the extra income we generated this year accelerating credits, resulting in next year having a full tax year. Other G&A expenses should also be higher as 2006 will reflect the full year of costs associated with additional staffing, full SOX implementation and G&A support for operations, maintenance and capital programs. G&A could be in the range of $34-38 million for 2006, but please do remember, we have not completed our budgeting process at this time.
Finally, 2006 capex is expected to be a minimum of $110 million, with additions to the rate base of approximately $110-115 million range before depreciation. We could see additional capex spending next year if we discover, later in 2006, that the timing of certain projects could be accelerated.
As a reminder, our rates will be adjusted on June 1, 2006, based on our 2005 cost year data. In addition, starting June 1st, we will begin the recovery of our revenue deferral. This will take place over the next 60 months.

We have not completed our 2006 budgeting process, so some of these figures are subject to change. But hopefully, this guidance will give you direction of how to look at 2006, given weather normalized conditions. Please be advised that we expect fully diluted shares number next year to be approximately 34.1-34.3 million.
With that, I’d like to open the call up for questions.
Operator: At this time if you wish to ask a question, you may do so by pressing star one. If you’re using a speakerphone, please pick up your handset before pressing the corresponding digit. Again, that is star one if you wish to ask a question.
We’ll take our first question from Dan Eggers with Credit Suisse First Boston.
Edward Rahill: Hello, Dan?
Dan Eggers: Hey. Can you hear me?
Joseph Welch: Loud and clear.
Dan Eggers: OK, good. First question, with the capex number coming up a little bit for this year, and then maybe a little bit more of a constructive outlook for ’06, how much of this has to do with, kind of system, getting it up to speed, relative to the growth projects? Are you starting to see some of the $400 million of growth starting to creep its way into the pure maintenance or improvement levels?
Joseph Welch: I’m not really clear of what you’re asking me. I think, you know, the answer to that is that, as we work through the system, we’ve had to use a lot of diligence on our capital expansion program, because we’ve had a lot of trouble scheduling all the outages that we need in the timeframe.
And as we have started to work on the rebuild of the system, we are now in a position where the system literally can be stressed a little bit more. And that’s given us the ability to start to be more diligent on the capital programs. And you’re going to see that number continue to creep up over time, because we’ve got more room in the system to work on it.
Dan Eggers: So, when we think about, you lay out the capex in a few chunks, right, the $600 million of kind of maintenance, or just upgrades, and then $400 million of growth. Are you feeling at this point that the system is stable enough that you can start pursuing some of these growth projects as well? And is that what’s going to drive some of the potential upside in the capex? Or are you just bringing the maintenance forward a little faster?
Joseph Welch: Well, what we did this year, of course, is we brought the maintenance forward. And we had — in our long-term plan we always have so much maintenance that doesn’t require shutdowns.
And so, we were able to bring that forward and actually continue to do that work through the summer months, which is normally a very tough time, especially in our system, to do any work.
As for the capital, we’re pretty much committed to stay on track with the capital in that five to seven year timeframe. But as the system expands, you know, the bigger projects are the ones that literally last multiple years. They’re going to be backend loaded, because, once again, the system will have to be able to sustain downtime in a lot of parts of the system for multiple months.
And we’ve got to get the system to the point where we can do that through the summer. And that’s our goal.

Dan Eggers: Now, with the energy bill in place, maybe you can just kind of give your thoughts on this, but the permitting process theoretically will get easier as you get a step away from the state-only permitting process. Can you just layer in how you’re thinking that’ll affect some of these bigger growth projects, and the ease with which they’ll get permitted, relative to history?
Joseph Welch: You know, in theory it should help. I think we’re still cautiously optimistic that it will. But, you know, to-date, we haven’t had any significant problems doing any of the work that we’ve done so far. The big issue will always be is if you have to get major chunks of property where you have to condemn it. And that will get tied up. And I’m not sure that the process that’s laid out will be such that that’s going to help us that much. We still require the approval from the Michigan Public Service Commission. And actually, we want to work, candidly, hand-in-hand with our local government officials because good relationships are easy to destroy and hard to establish. And we’ve worked really hard to get good relations to-date, and we’d like to work to keep them that way. So, we try to go out of our way in that permitting process to make sure that everyone’s on board and comfortable with what we’re doing and why we’re doing it.
So, maybe on something that crosses multiple states and has a lot of major regional impact, of which we would participate in those projects. I think that siting will help. But I think from what we’re doing in southeast Michigan, in particular, I don’t think it’s going to have a lot of impact.
Dan Eggers: Great. Thank you, guys. Congratulations on the first quarter.
Edward Rahill: Thank you very much.
Joseph Welch: Thank you.

Operator: And once again if you wish to ask a question, you may do so by pressing star one. We’ll take our next question from Philson Yim with Morgan Stanley.
Philson Yim: Hi. Good morning.
Edward Rahill: Good morning.
Joseph Welch: Good morning.
Philson Yim: Just for clarification, the $1.06 to $1.10 guidance for ’05, that includes the effect, the one-time effect, of $6.7 million contract fee?
Edward Rahill: Yes, it does.
Philson Yim: So, on an ongoing basis, it’s more like a $1.16 or $1.20.
Edward Rahill: If you do the math, that’s — depending on the diluted number of shares — that’s probably what you’re referring to, yes.
Philson Yim: Right. OK.
Edward Rahill: Now, and the reason why we have a range there is because, it’s important to understand, is that we — load happens, based on — and we have two more months here. And that’s — you know, we can’t forecast that, but that’s what happens if you get a warmer, a higher load, and in the last two months a lower load.

Philson Yim: Sure. OK and, you know, just turning to the cash flow statement, I noticed there was a large negative swing in the accounts, in the working capital. I mean, is that just kind of the regulatory lag, with the new rates that need to come in through Attachment O?
Edward Rahill: Sorry. I just have to get to it. Some of this — I think — I’m sorry. I just looked at it, and I want to answer your question quickly. I think it’s point-to-point refund issues. Last year we refunded point-to-point our refunds. This year we’re keeping the revenue, and then we’ll return it next year to customers in our revenue requirement calculation.
Philson Yim: And that was the majority of it?
Edward Rahill: It was.
Philson Yim: So, it should be somewhat neutral or reverse out next year?
Edward Rahill: Next year you should not see that as an issue.
Philson Yim: OK. And as far as potentially looking at raising the dividend, is that something that’ll — can we expect in the second quarter next year?
Edward Rahill: We’ve been given instructions by our board on an annual basis to target between two and four percent dividend increase. The board would have to approve this, so it’s subject to board approval. But based on our last instructions, our dividend that would be effective after the second quarter would be subject to that increase, again, subject to board approval. And because of the warm weather we’ve had this year, and meaning hopefully more cash, it might be biased to the high side.
Philson Yim: Right. OK. Thanks very much.

Operator: And as a final reminder if you wish to ask a question, you may do so by pressing star one. And we’ll pause for a moment to allow everyone a chance to signal.
We’ll take our next question from Ross Haberman with the Haberman Funds.
Ross Haberman: How are you, gentlemen? Nice quarter.
Joseph Welch: Good. Thank you.
Ross Haberman: Just a quick question. Could you tell us, the billion dollars you hope to spend over the next couple of years, where is that money going to come from, and what are your various options to raise it?
Edward Rahill: The billion dollars is over five to seven years. And the way we have structured ourselves is, the basic $600 million plan that Joe talked about, which is very simply making investments on our system as it originally was configured is self-sustaining through cash flow generated within the company.
The projects that are basically — that we talked about in the $400 million range, depending on timing, we would probably have to go out and look, seek additional financing, and potentially a little bit more equity if those projects came to pass. But given the fact that the returns, total returns on those projects are so significant to shareholders and highly accretive to share value, that we feel that it would be the right thing to do.
Ross Haberman: But that — and the sooner, the soonest you would possibly come back in terms of some sort of equity offering would be what kind of timeframe are you thinking about?

Edward Rahill: I cannot answer that question at this time, because it would really be subject to one of those projects coming in. The $400 million projects are going to be big slugs, likely, based on what we see on the planning horizon.
So, we would probably want to go and raise equity the year we announced construction on the project. We can get underway on that project without raising equity, but I probably would initiate it parallel to the announcement we’re going to construct the line or the project.
Ross Haberman: OK. Thank you.
Edward Rahill: Thank you.
Operator: There are no further questions at this time. I’ll turn the conference back over to your host for any additional or closing remarks.
Don Hourican: This concludes the Q&A portion of our call. Before I end the call, I’d like to thank everyone who participated today. Anyone wishing to hear the conference call replay — it’s available through November 9th — should dial toll free at 888-203-1112. The passcode is 9444458. The Web cast of this event will be archived on the ITC Holdings Web site, at http://investor.itc-holdings.com. Goodbye and have a good day.
Operator: And again, that does conclude today’s teleconference. Thank you for your participation and have a great day.
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